3: SECURITIES AND EXCHANGE COMMISSION

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (D)
of the Securities Exchange Act of 1934

August 5, 2002
Date of Report (date of earliest event reported)

Reliability Incorporated
(Exact name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

0-7092 (Commission File Number)	75-0868913 (IRS Employer Identification No.)

16400 Park Row Post Office Box 218370 Houston, Texas (Address of Principal Executive Offices)	77218-8370 (Zip Code)

281-492-0550
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address if Changed Since Last Report)

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Items 1 - 4.	Not Applicable.

Item 5.	Other Events.
The Registrant issued the following Press Release on August 5, 2002

RELIABILITY INCORPORATED ANNOUNCES THE RESTRUCTURING
OF ITS POWER SOURCES SEGMENT

HOUSTON, TEXAS, August 5, 2002 - Reliability Incorporated (Nasdaq symbol REAL) today announced the Company's Board of Directors approved a plan to restructure the Power Sources business segment, which will result in all of Power Sources' customers being serviced from Houston. The restructuring will consolidate the Company's Power Sources operations in Houston and close the facility in Costa Rica effective August 31, 2002. The Company expects to incur expenses of approximately $200,000 for the quarter ending September 30, 2002 to cover the estimated cost for the termination of 40 employees and the cost to shut down and dissolve the subsidiary. The plant owned by the subsidiary will be listed for sale resulting in an approximate $700,000 increase in the Company's assets held for sale. In addition, the Company expects to record a U.S. income tax benefit of approximately $2.0 million in the last half of 2002 as a result of the liquidation of the Costa Rican subsidiary. The Company anticipates receiving a tax refund for the tax benefit in the second quarter of 2003.

Larry Edwards, President and CEO commented, "We have enjoyed a good relationship with the Costa Rican people and the government of Costa Rica, and we thank them for their hospitality, support, and hard work for past 12 years. However, the demand for our Power Sources has continued to decline for a number of years and is continuing to consume a disproportionate amount of cash. Also, we now believe that we will not see a recovery for Power Sources that we expected in the second half of 2002, and it may not occur in the first half of 2003. Therefore, we felt compelled to make the decision to reduce the cost and restructure the business.

"The prolonged downturn in the electronics industry, particularly telecom and semiconductors, is forcing Reliability, along with almost all other electronic companies, to control cash and take some very unpleasant actions. We will continue to review our expenses and conserve our assets so the Company will be positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in R&D and capital equipment in order to keep the Company positioned for growth in the future."

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability and its subsidiary manufacture burn-in and test equipment for sale to manufacturers and volume users of integrated circuits and provide conditioning and testing services for integrated circuits in Singapore. The Company also manufactures a line of power sources, including DC-to-DC power converters.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve the risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments, delays in receiving income tax refunds, and changes in demand for the Company's products and services and the Company's customers' products and services. Actual results may materially differ from projections.

For more information, view our web site, including a link to the SEC site, at www.relinc.com.

Items 6 - 9.	Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliability Incorporated (Registrant)
Date: August 5, 2002	By:/s/ Max T. Langley Max T. Langley Vice President Finance and Chief Financial Officer

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